SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made as of July 12, 2010 between Harding, Loevner Funds, Inc., a Maryland corporation (the “Company”) and Teachers Insurance and Annuity Association of America (“Intermediary”), a New York insurance company.

R E C I T A L S

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (collectively or as applicable, the “Fund”), and each separate series of a Fund (the “Portfolios”);

WHEREAS, trust accounts, qualified employee benefit or retirement plans and nonqualified employee benefit plans (individually, a “Plan” and collectively, “Plans”) sponsored by employers through which an investment adviser, trustee, sponsor, or administrator of a Plan (each, a “Plan Representative”) may invest on behalf of participants in the Plans (“Plan Participants”) or offer to Plan Participants the opportunity to invest;

WHEREAS, one or more banks or trust companies (each, a “Custodian”) maintain custody accounts (“Custody Accounts”) that hold shares of various open-end management investment companies for such Plans and Plan Participants (or beneficiaries of Plan Participants) and the Plans or Plan Participants, as applicable, have entered into custodial account agreements with such Custodian;

WHEREAS, Intermediary has contractually agreed to provide recordkeeping and other administrative services to such Plans, which requires (among other things) plan participant recordkeeping services, maintaining shareholder accounts and other client and communication services;

WHEREAS, such Plans and Plan Participants may invest in the Shares of the Funds (“Shares”) (as such, hereinafter are sometimes referred to as “Shareholders”) and may require distribution-related, shareholder, administrative, recordkeeping and other services with respect to the Shares that may be in addition to services required by other shareholders of the Funds, and the provision of such services to Plan Participants and Plan Representatives requiring these services may benefit them and facilitate their ability to invest in Shares;

WHEREAS, the Company desires to provide, or arrange for the provision of, certain administrative, recordkeeping and other services with respect to Shares (hereinafter sometimes collectively referred to as the “Services”);

WHEREAS, the parties agree that Intermediary, directly or through other designees or agents, will be responsible for all services to be performed under this Agreement in exchange for the compensation due under this Agreement;

WHEREAS, Intermediary desires to have the Plans and/or the Plan Participants and Plan Representatives acquire Shares at the net asset value thereof without any sales charge; and

WHEREAS, Intermediary is willing to provide, directly or through its designees, such Services in accordance with the terms and conditions of this Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the Company and Intermediary agree as follows:

W I T N E S S E T H

Article 1        Terms of Appointment

The Company uses the services of a distributor, a transfer agent (see Schedule D), a custodian, and other service providers. Throughout this Agreement, any reference to “furnish”, “provide”, or a similar verb in stating an obligation of the Company includes causing to be furnished, provided, or the action of the similar verb. The Company hereby authorizes and appoints Intermediary to act as limited agent to accept orders for the purchase and redemption of Shares, and to tender for exchange or redemption, Shares, subject to such procedures and practices as agreed upon by the Company and Intermediary as set forth in this Agreement. Intermediary hereby accepts such appointment. The Company further acknowledges and agrees that Intermediary may designate and authorize such designees or agents as it deems necessary, appropriate or desirable, to accept as a limited agent of the Fund, orders from or on behalf of Shareholders for the purchase and redemption of Shares. The Funds will be deemed to have received a purchase or redemption order for Shares when Intermediary or its designees or agents accept the order in accordance with this Agreement.

Article 2        Offering of Shares

Intermediary’s performance of Services, including without limitation, the acceptance of Orders for the purchase and redemption of Shares for the Account (defined below), will be subject to the terms and conditions set forth in the Portfolios’ then current prospectuses and statements of additional information. The Company agrees to take all steps necessary, which may include coordination of efforts with the Fund and its Portfolios to facilitate offering of Shares to the Plans and agrees to take all steps necessary so that orders for the purchase and redemption of such Shares will be effected as specified in Article 5 of this Agreement.

Article 3        Services to be Performed

Section 3.1.    Intermediary agrees to provide, or cause its designees or agents to provide the Services specified in this Article 3 for Plans and as applicable Plan Participants with respect to Shares held in the Account. Recordkeeping and other administrative services provided to Plan Participants will be the responsibility of Intermediary and will not be the responsibility of the Company. Intermediary will cause to be established and maintained, on behalf of the Plans an omnibus account (the “Account”) with each Portfolio. The Account will consist of one or more Sub-accounts maintained by Custodian for the benefit of the Plans and Plan Participants. The Company hereby authorizes Intermediary to provide Services with respect to Shares held through the Accounts. The Company and Intermediary agree that with respect to the Services provided to Plans and Plan Participants pursuant to this Agreement, Intermediary may delegate certain recordkeeping and administrative services to agents, designees and affiliates. Intermediary will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of Securities Exchange Act of 1934.

Section 3.2.  Services provided by Intermediary or its agents or designees will include one or more of the following: (a) providing recordkeeping and other administrative services to Plans and Plan Participants; (b) maintaining records of the contributions to the Plans to purchase Shares; (c) providing periodic statements to the Plans and to Plan Participants with respect to Shares held for the benefit of each Plan Participant; (d) processing distributions from the Plans, including facilitating any necessary redemptions of Fund Shares for Plan Participants; (e) answering inquiries regarding the Funds (which may, but need not, include the rendering of investment advice); (f) transmitting on behalf of the Funds proxy statements, annual reports, prospectuses and other communications from the Funds to the Shareholders of the Funds; and (g) upon request, providing agreed upon information in a report that will assist the Company in satisfying its Blue Sky compliance obligations.

Section 3.3.  Notwithstanding anything to the contrary to this Agreement, Intermediary’s obligations with respect to frequent trading and provision of certain Shareholder information will be governed solely by the provisions of Schedule A and Schedule B.

Section 3.4.  The parties intend that this Agreement and all arrangements contemplated by it be such that a purchase or redemption of Fund Shares and the Intermediary’s compensation is not a prohibited transaction (or is an exempt prohibited transaction) under ERISA § 406 (29 U.S.C. § 1106) or Internal Revenue Code (26 U.S.C.) § 4975. Each party in good faith will cooperate with the other party’s reasonable request for a writing needed to make a transaction not a prohibited transaction (or an exempt prohibited transaction). Concerning each Plan that is governed by ERISA or that files, or is required to file, an annual report or return under ERISA § 103 or IRC § 6058, the Intermediary will furnish information that a Plan’s administrator reasonably requests for it to meet such a reporting duty, including, without limitation, any information required or permitted to be reported on Schedule C of Form 5500.

Article 4         Pricing Information; Dividends; Capital Gains

Section 4.1. The Company will furnish Intermediary or its designee, on each business day that the Funds are open for business, as specified in the respective prospectuses that describe the Funds (“Business Day”), with (i) net asset value information as determined at or about the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or at such other time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) and (ii) income, dividend, and capital gains information as it becomes available. The Company will provide net asset value, income accrual, dividend and capital gains information to Intermediary or its designee by 6:00 p.m. Eastern Time on each Business Day. Unless otherwise instructed by Intermediary based upon instructions provided by authorized persons for the Plans, dividends and capital gains distributions from any Fund will be automatically reinvested in additional Shares.

Section 4.2.  If a Fund determines that corrective action is necessary with respect to Shareholder records as a result of any error in the computation of the net asset value of its Shares (“Price Error”), the Fund will promptly notify Intermediary of the Price Error. The Company may provide notice of a Price Error via facsimile or via direct or indirect systems access and will state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. The Company will also communicate to Intermediary the amount and nature of any changes to the Company’s records with respect to the Account made in order to correct a Price Error. The Company will be responsible for making the Account whole in the event of a Price Error in the calculation of any of the information provided by the Company resulting in a lesser amount than what would have been had such Price Error not been committed. In the event a Price Error causes Intermediary to incur costs for re-processing Plan Participant records, such as preparing and mailing revised statements, at the Company’s request, the Company will reimburse Intermediary for all such reasonable costs.

Article 5         Orders, Trade Reporting and Settlement

Section 5.1.  The parties agree that orders to purchase and redeem Shares by the Plans will be effected on each Business Day as provided in this Article. Intermediary will transmit to the Company’s transfer agent orders to purchase or redeem Fund Shares for the Account. Purchases and redemptions for the Plans and Plan Participants will be made at the net asset value determined as of the Close of Trading on the Business Day that an order to purchase or redeem Shares is received by Intermediary, provided that (a) Intermediary receives orders in proper form from Plan Representatives, Plan Participants and other authorized persons under the Plans at a time prior to the Close of Trading on that Business Day; (b) orders transmitted are received by 7:00 a.m. Eastern Time on the next following Business Day; and (c) the Company may, to the extent it deems necessary, delay redemption of Shares to the extent permitted under the 1940 Act. Orders from Plan Representatives, Plan Participants and other authorized persons under the Plans received by Intermediary after the Close of Trading on a Business Day will be treated as if received on the next following Business Day.

If the NSCC FUND/SERV system, the NSCC Defined Contribution and Settlement Service (NSCC-DCC&S), or other automated means agreed upon among the parties (e.g., computer, etc.) for the placement of orders is unavailable or there is a malfunction in Intermediary’s systems, Intermediary will provide via facsimile (or by other agreed electronic means) by 9:30 a.m. Eastern Time a report detailing the trading instructions received with respect to the Account from Plans and Plan Participants on the prior Business Day for each of the Funds. Contact information for the Company’s transfer agent is stated by Schedule D. The Company will update Intermediary of any changes in such contact information as soon as reasonably practicable. The parties agree that the terms of this Agreement with respect to the submission of Account orders on behalf of Plans and Plan Participants will control over any contrary provisions in any networking agreement between the Company and the Plans’ Custodian with respect to orders accepted by Intermediary or its designee for the Fund.

Section 5.2. The parties agree that payment for net purchases of Shares attributable to all orders placed with the Fund’s transfer agent for the Plans as of the Close of Trading on a given Business Day will be wired by Custodian to the Fund’s custodial account designated by the Company no later than 4:00 p.m. Eastern Time on the next Business Day. The Company agrees that it will take all steps necessary so that payment for net redemptions of Shares attributable to all orders for the Plans transmitted by Intermediary or its designee as of the Close of Trading on a given Business Day ordinarily will be wired separately to a Custody Account designated by Intermediary or its designee no later than 4:00 p.m. Eastern Time on the next Business Day; provided, however, that the Funds may, if deemed appropriate, delay redemptions of Shares or postpone payment upon redemption, to the extent permitted by the 1940 Act.

Article 6         [Fees and ]Expenses

Section 6.1.  Except as provided to the contrary in this Agreement, each party will bear all expenses necessary and incidental to the performance of its respective obligations under this Agreement.

Section 6.2.    For performance of Services by Intermediary pursuant to this Agreement, the Company will make payments, or cause payments to be made, as compensation to Intermediary or its designated payment agent, if any, as set forth in the fee schedule attached as Schedule C. The fees are for administrative services only, and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Shares; and are not otherwise related to investment advisory or distribution services or expenses. In the event this Agreement is terminated, the Company will continue to pay fees to Intermediary or its designated payment agent, if any, with respect to Shares that are held by or on behalf of Shareholders on the date of termination for so long as such Shares are held by or on behalf of Shareholders and Intermediary or its designees or agents continue to provide Services to Shareholders. The Company agrees to pay all fees owed within thirty (30) business days following the end of each calendar quarter.

Article 7         Shareholder Communications; Sales Materials

Section 7.1.    The Company will provide Intermediary with the number of prospectuses, proxy solicitation materials, periodic shareholder reports, and such other supplemental sales materials and reports with respect to the Funds as Intermediary may reasonably request (“Disclosure Materials”) in order for Intermediary to forward them to Shareholders. The Company will be responsible for the cost to produce and deliver the Disclosure Materials that Intermediary is required to forward to Shareholders under this Agreement. The Company will promptly notify Intermediary regarding planned shareholder meetings and proxy votes.

Section 7.2.  No person is authorized to make any representation concerning Shares except those contained in the then current prospectuses and other information provided by the Fund, or as otherwise agreed to by the Fund. Intermediary agrees not to use other advertising or sales material relating to the Fund or a Portfolio unless approved by the Fund in advance of such use; provided, however, that (a) Intermediary is authorized to identify the Fund and each Portfolio in a listing of mutual funds that Intermediary may make available to eligible investors; (b) Intermediary is authorized to use information obtained from publicly available databases maintained by reputable sources such as Morningstar, Inc. and Ibbotson, provided such data is properly attributed to its source by the Intermediary; and (c) as otherwise may be reasonably necessary for Intermediary to perform the Services and its duties and obligations under this Agreement.

Article 8         Maintenance of Records

Each party will maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of services contemplated hereunder. Upon the reasonable written request of an authorized representative of a party hereto, and to the extent permitted by applicable confidentiality and privacy laws and contractual limitations and requirements, the relevant party will provide copies of all records as may be necessary to (a) monitor and review the performance of such party’s activities pursuant to this Agreement; (b) comply with any request of a governmental body or self-regulatory organization; (d) verify compliance by any party with the terms of this Agreement; and (e) make required regulatory reports. The requesting party will reimburse the party providing copies of the relevant records for the reasonable cost of any copies made pursuant to this Article.

Article 9         Privacy; Confidentiality

The parties will keep confidential any information regarding the Portfolios, the Plans and Plan Participants received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide the Services or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Portfolios which is otherwise publicly available. The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), and any other applicable federal or state privacy laws and regulations, including without limitation, applicable security breach notification, no party will directly, or indirectly through an affiliate, disclose any non-public personal information (“Non-public Personal Information”), as defined in Reg S-P, received from another party to any person that is not an affiliate, designee or agent of the receiving party and provided that any such information disclosed to an affiliate designee or agent will be under the same limitations on non-disclosure and will comply with all legal requirements. The Company will not use information, including Non-public Personal Information, directly or indirectly provided to them by Intermediary or its designees or agents pursuant to this Agreement for the purpose of marketing to the Plans or Plan Participants, or any other similar purpose. Except for confidential information consisting of Non-Public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known or was in the possession of the party receiving confidential information (the “Receiving Party”) from other sources prior to the receiving party’s receipt the confidential information from the party disclosing confidential information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

Article 10         Operations of the Funds

In no way will the provisions of this Agreement limit the authority of the Fund, to take such lawful action as it may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and the sale of the Shares of a Portfolio of the Fund.

Article 11         Relationship of Parties

Except to the extent of the limited agency status of Intermediary provided for in this Agreement, it is understood and agreed that all Services performed hereunder by Intermediary will be as an independent contractor and not as an employee or agent of the Fund, and neither party will hold itself out as an agent of the other party with the authority to bind such party.

Article 12         Representations and Warranties

Section 12.1.   Intermediary represents and warrants that the following are true and will remain true throughout the term of this Agreement:

(a)     Intermediary is an insurance company duly organized and existing and in good standing under the laws of the State of New York.

(b)     Intermediary is duly qualified and has all requisite licenses and authority to carry on its business in New York and in all other jurisdictions in which it conducts business.

(c)     Intermediary has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate, breach, impair or conflict with (i) any governing document or agreements of Intermediary; (ii) any applicable law, rule or regulation; or (iii) any other agreement or understanding Intermediary has with any other person, corporation, or other entity.

(d)     Intermediary’s obligations under this Agreement constitute its valid, legal and binding obligations, enforceable in accordance with their terms.

(e)     Intermediary will maintain facilities, equipment and skilled personnel sufficient to perform the Services.

Section 12.2.   The Company represents and warrants that the following are true and will remain true throughout the term of this Agreement:

(a)     The Fund and each Portfolio is an investment company registered under the Investment Company Act of 1940 and the Shares sold pursuant to this Agreement are registered under the Securities Act of 1933, are duly authorized for issuance and sale in compliance with applicable state and federal securities laws, and the registration statement for the Shares will be amended under the Securities Act of 1933 and the Investment Company Act of 1940 from time to time as required in order to effect a continuous offering of the Shares.

(b)     The Company will inform Intermediary as to the states and jurisdictions in which the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Company has provided Intermediary with a list of such jurisdictions, as of the date of this Agreement. The Company hereby undertakes to advise Intermediary promptly, in writing, of any changes to the list of jurisidictions.

(c)     The prospectuses (including such portions thereof that concern compensation paid to intermediaries and other authorized agents) and other materials concerning the Shares and Fund are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information therein not misleading or untrue.

Article 13         Indemnification

Section 13.1.     Intermediary agrees to indemnify and hold harmless, the Fund, each Portfolio, and their trustees, directors, officers, employees, agents and each affiliate or person, if any, who controls any of them within the meaning of the Securities Act of 1933, as amended (hereinafter individually and collectively sometimes referred to as the “Company Indemnitees”), against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) to which any Company Indemnitee may become subject to the proportionate extent those losses, claims, damages, liabilities or expenses or actions in respect thereof, caused by (i) Intermediary’s negligence or willful misconduct of Intermediary in performing the Services, (ii) any material breach by Intermediary of any provision of this Agreement or of any law, rule or regulation applicable to its obligations under this Agreement, or (iii) any breach by Intermediary of a representation or warranty made in this Agreement. This indemnity agreement will be in addition to any liability which Intermediary may otherwise have. In no event shall Intermediary be liable to a Company Indemnitee for special, indirect or consequential damages, or lost profits or loss of business.

Section 13.2.   The Company agrees to indemnify and hold harmless Intermediary and its affiliates, trustees, directors, officers, employees, agents and each person, if any, who controls Intermediary within the meaning of the Securities Act of 1933, as amended, (hereinafter individually and collectively sometimes referred to as the “TIAA Indemnitees”) against any losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) to which any TIAA Indemnitee may become subject to the proportionate extent those losses, claims, damages, liabilities or expenses or actions in respect thereof caused by (i) the Fund’s negligence or willful misconduct in performing its respective obligations under this Agreement, (ii) any material breach by the Company of any provision of this Agreement or of any law, rule or regulation applicable to its obligations under this Agreement, or (iii) any breach by the Company of a representation or warranty made in this Agreement. This indemnity agreement will be in addition to any liability which the Company may otherwise have. In no event shall the Company be liable to the TIAA Indemnitees for special, indirect or consequential damages, or lost profits or loss of business.

Section 13.3.   Promptly after receipt by an indemnitee under this Article of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the indemnitee will notify the indemnitor of the commencement thereof. The omission to so notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Article except that the failure of the indemnitee so to notify the indemnitor will relieve the indemnitor of its indemnity obligation with respect to that action to the extent that such omission results in the forfeiture of substantive rights or defenses by the indemnitor. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof as specified above, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder will have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel as provided above, the indemnitees in such action will bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for: (i) the fees and expenses of counsel agreed upon by indemnitor and indemnitee; or (ii) for all reasonable fees and expenses of counsel retained by the indemnitee(s) in the event that the indemnitor is found liable under the terms of this Agreement or applicable law for the defense of such indemnitee(s). If the indemnitor assumes the defense of any such action, the indemnitor will not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or default or consent, each indemnitee receives from the claimant a release from all liability in respect of such claim. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party may be required to indemnify except with the other party’s prior written consent. In no case will the indemnification provided in this Article be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties hereunder, or by reason of its or his reckless disregard of his obligations and duties hereunder.

Article 14         Survival

The provisions of Articles 8, 9, 13, 16, 17 and Section 6.2 and Schedule B will survive termination of this Agreement.

Article 15         Term and Termination

Section 15.1.   This Agreement will become effective as of the date first-above written and will continue in effect until terminated as set forth below.

Section 15.2.   This Agreement will automatically terminate as it relates to the Services provided by Intermediary with respect to a particular Plan, if and when the Intermediary’s relationship with such Plan is terminated or the performance of Services by Intermediary to such Plan is terminated.

Section 15.3.   This Agreement will automatically terminate if the authorizations, licenses, qualifications or registrations required to be maintained by Intermediary in connection with the performance of its duties hereunder lapses or ceases at any time to be in full force and effect.

Section 15.4.   This Agreement may be terminated at any time by either party upon ninety (90) days’ notice in writing to the other party; provided, however, that the Company will continue to make payments to Intermediary after termination as provided in Section 6.2.

Section 15.5.   This Agreement will be terminated immediately upon a material breach by any party not cured within thirty (30) days after notice from the other(s).

Article 16         Notices

Each notice required by this Agreement will be given in writing and delivered personally or mailed by certified mail or overnight courier service to the party’s address identified below or such other address as each party may by written notice provide to the other. A notice given pursuant to this Section will be deemed to have been given immediately when delivered personally, three (3) days after the date of certified mailing and one (1) day after delivery by overnight courier service.

If to Intermediary, to:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Attn.: Director, Third Party Funds Management

With a copy to:

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Attn.: General Counsel, Corp. & Client Services Law

If to the Company, to:

Harding, Loevner Funds, Inc.

50 Division Street, Fourth Floor

Somerville, NJ 08876

Attn: David R. Loevner

Article 17         Governing Law

This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without regard to its conflicts of law rules.

Article 18         Amendment; Waiver

This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by a written instrument executed by both parties. The terms of the covenants under this Agreement may be waived only by a written instrument executed by the party waiving compliance.

Article 19         Assignment

This Agreement will not be assigned by any party without the prior written consent of the other party.

Article 20         Non-Exclusivity

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

Article 21         Force Majeure

Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe or trading volumes.

Article 22         Captions

The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Article 23         Severability; Conflicts

If any provision or portion of this Agreement other than a provision or portion of Articles 1-3 is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

Article 24         Complete Agreement

This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

Article 25         Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

Harding, Loevner Funds, Inc.

By:
Name: Richard T. Reiter
Title: Vice President

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:
Name:
Title:

SCHEDULE A

FREQUENT TRADING POLICY PROCEDURES FOR INTERMEDIARIES

SERVICING RETIREMENT AND SAVINGS PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

Service Provider (hereinafter called “Intermediary” for purposes of this Schedule A) has adopted policies and procedures reasonably designed to protect against disruption or harm caused by “market timing” and other types of frequent or frequent trading in Fund shares (“Intermediary’s Frequent Trading Policy”), which are effective as of the effective date of this Agreement or a later date mutually agreed upon by the parties. The Fund reviewed and approved Intermediary’s Frequent Trading Policy set forth below. The Fund further acknowledges and agrees that Intermediary will not be required to apply the Fund’s frequent trading policy in monitoring Shareholder trading activity. With the exception of obligations to provide certain information and implement restrictions in response to a Fund’s request under SEC Rule 22c-2 (17 C.F.R. § 270.22c-2) as more particularly provided in this Agreement or a Shareholder Information Agreement between the parties, Intermediary’s only obligations with respect to frequent trading are those more particularly provided below.

Intermediary shall have policies and procedures in place reasonably designed to implement Intermediary’s Frequent Trading Policy for the duration of this Agreement. Intermediary shall also provide Distributor with 30 days’ prior written notice of any proposed material amendments to Intermediary’s Frequent Trading Policy and the complete text of such proposed amendments. Should the Fund determine, in its sole discretion, that Intermediary’s Frequent Trading Policy would be unreasonable or unacceptable as a result of the proposed amendments, then either (i) Intermediary may withdraw its proposal to amend Intermediary’s Frequent Trading Policy or (ii) the parties may agree to an acceptable alternate procedure in lieu of the provisions of this paragraph.

Intermediary’s Frequent Trading Policy.

Under Intermediary’s Frequent Trading Policy (the “Policy”), any Shareholder redeeming Fund shares will be prohibited from investing in the same Fund for 30 calendar days after the redemption. The Policy applies to all redemptions and investments that are part of an exchange transaction or transfer of assets, but does not apply to certain other transactions described below.

The Policy does not apply to the following:

1.	Transactions in Money Market funds and funds which by prospectus allow short-term trading.
2.

Certain types of transactions made within a retirement or employee benefit plan, such as contributions, mandatory distributions, loans and plan sponsor-initiated transactions, purchase transactions involving certain transfers of assets not directed by the Plan’s participant, beneficiary, alternate payee, or similar directing person, rollovers and IRA conversions.

3.	Transactions initiated by Intermediary or an affiliate, such as adjustments and other corrections to customer accounts.

4.	Certain types of transactions in Funds associated with systematic withdrawals, systematic purchases, automatic rebalancing, and program driven discretionary asset allocation transactions.

This Policy would not apply when products are distributed through Intermediary or any affiliated broker-dealer utilizing a clearing broker, such as Pershing for the brokerage window, which has a separate frequent trading policy.

Funds may have adopted or may adopt their own frequent trading policies and/or redemption fees disclosed in their respective prospectuses which may differ from this Policy. Under SEC Rule 22c-2, Intermediary has agreed, upon request from a Fund, to block transactions that violate that Fund’s frequent trading policy. Therefore, Intermediary reserves the right, with or without notice to implement restrictions or block Fund transactions by a Shareholder who the Fund has identified as violating its frequent trading policy. Certain transactions by Shareholders may also be subject to redemption fees imposed by the Funds in addition to any frequent trading policies.

Under this Policy, Intermediary reserves the right, with or without notice, to reject any purchase or exchange request, if Intermediary determines that the Shareholder’s trading activity is disruptive, regardless of whether the Shareholder’s trading activity violates the Policy. Intermediary may also with or without notice suspend or terminate a Shareholder’s ability to transact by telephone, fax or Internet for any reason, including the prevention of frequent trading. A purchase or exchange request could be rejected or electronic trading privileges could be suspended because of frequent trading or amount of the investment or because of a history of excessive trading by the Shareholder. Shareholders engaging in frequent trading seek to deploy a variety of strategies to avoid detection, and, despite efforts to apply the Policy uniformly to discourage frequent trading, there is no guarantee that Intermediary or its agents will be able to identify such Shareholders or curtail their trading practices. Intermediary reserves the right to modify the Policy and related procedures at any time without advance notice. Intermediary’s failure to send or a Shareholder’s failure to receive other notice contemplated under either this Policy or any related procedures will not prevent Intermediary from suspending that Shareholder’s trading privileges or taking any other action provided for in this Policy.

SCHEDULE B

Provision of Certain Shareholder Information

1.

Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. The parties intend this Schedule to include an information sharing agreement that meets the requirements of 17 C.F.R. § 270.22c-2.

1.1.

Period Covered by Request. Unless otherwise directed by the Fund, Intermediary agrees to provide the information specified in Section 1 for each trading day within the scope of the request, which will not request transaction information older than 90 calendar days from the date of the request except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution of the value of outstanding Shares.

	1.2.	Form and Timing of Response.

1.2.1.

Intermediary agrees to provide, promptly upon request of the Fund, the requested information specified in Section 1. If requested by the Fund, Intermediary agrees to use reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

		1.2.2.	Responses required by this section must be communicated in writing and in a format mutually agreed upon by the parties.

		1.2.3.	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3.

Limitations on Use of Information. The Fund agrees not to use the information received from the Intermediary other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements, the receipt, use, handling and disposal of which is subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.

Agreement to Restrict Trading.   Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

Unless otherwise specifically requested by the Fund, Intermediary will not be required to restrict or prohibit the following types of transactions: (1) purchases of Fund Shares in connection with automated periodic or scheduled purchases of Fund Shares pursuant to a contractual arrangement such as a salary reduction agreement or other type of scheduled Plan contribution; (2) redemptions of Fund Shares in connection with automated periodic or scheduled redemptions of Fund Shares pursuant to a contractual arrangement such as a Plan benefit payment; and (3) transfers or exchanges or Fund Shares in connection with automated scheduled transfers or exchanges of Fund Shares, such as through a “dollar cost averaging” program, asset allocation program or periodic “account rebalancing” program.

Non-routine inquiries with respect to market timing or written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by any Shareholder that has been identified by the Fund as having engaged in transactions in Shares that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (e.g., market timing and late trading policies) must be received by Intermediary at the following email address, or such other email address and/or facsimile number that Intermediary may communicate to the Fund in written correspondence from time to time:

c/o TIAA-CREF Individual & Institutional Services, LLC 8500 Andrew Carnegie Boulevard Charlotte, North Carolina 28262 Email: 22c-2@tiaa-cref.org

2.1.

Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.

Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

2.3.

Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Schedule B:

3.1.	The term “Fund” includes the Fund’s principal underwriter and Fund Agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; except:

3.3.1.

with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan Participant (or beneficiary or alternate payee) notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

	3.3.2.	with respect to insurance companies, the term “Shareholder” means each holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

3.5.	The term “Intermediary” will mean a “financial intermediary” as defined in SEC Rule 22c-2.

3.6.	The term “purchase” does not include the automatic reinvestment of dividends.

3.7.

The term “promptly” as used in Section 1.2 will mean as soon as practicable but in no event later than 10 business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

Non-routine inquiries with respect to market timing or written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by any Shareholder that has been identified by the Fund as having engaged in transactions in Shares that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (e.g., market timing and late trading policies) must be received by Intermediary or its designee at the following email address, or such other email address and/or facsimile number that Intermediary may communicate to the Fund in written correspondence from time to time:

c/o TIAA-CREF Individual & Institutional Services, LLC

8500 Andrew Carnegie Boulevard

Charlotte, North Carolina 28262

Email: 22c-2@tiaa-cref.org

SCHEDULE C

Compensation and Fees

Payments to Intermediary or its payment agent, if any, under Section 6.2 of the Agreement will be calculated and paid by the Funds or its agent as provided below:

Harding Loevner Emerging Markets Portfolio – HLEMX              40 bps on an annual basis

(CUSIP: 412295305)

SCHEDULE D

Contact information for the Fund’s transfer agent

Shareholder Servicing Line: (877) 435-8105 (toll-free)

Shareholder Servicing E-mail: hardingloevnerfunds@ntrs.com

Mailing Addresses:

If by regular mail:

Harding, Loevner Funds, Inc.

c/o The Northern Trust Company

P.O. Box 4766

Chicago, IL 60680-4766

If by express delivery:

Harding, Loevner Funds, Inc.

c/o The Northern Trust Company

Attn: Funds Center C5S

801 South Canal Street

Chicago, IL 60607

Wire Instructions:

Name of Bank: Northern Trust Company

ABA Number: 0710 00152

Account Name: NF Third Party HL Wire Transfer

Account Number: 5201691000

FFC Account Name: Harding, Loevner Funds, Inc.

FFC Account Number: \\1037

Reference: (Name of Portfolio and Account Number)